Eric I Cohen to Leave as Terex SVP Secretary and General Counsel;
Terex Promotes Scott J. Posner as the Next General Counsel

WESTPORT, Conn., October 23, 2019 – Terex Corporation (NYSE: TEX) today announced that Eric I Cohen, Senior Vice President, Secretary and General Counsel, will be leaving the Company effective December 31, 2019. He will be succeeded in the role by Scott J. Posner, who will report to John L. Garrison, Jr., Chairman, President and CEO. Mr. Posner will become a member of the Company’s Executive Leadership Team. Effective with the change, Stacey Babson-Smith, Vice President and Chief Compliance Officer, will also report to Mr. Garrison.

For the past 22 years, Mr. Cohen has been Terex’s Senior Vice President, Secretary and General Counsel and a key member of the Terex Executive Leadership Team, and instrumental in building Terex to what it is today. He has been influential in all aspects of the business, including building the Legal Department, governance structure, Ethics and Compliance function from the ground up and in the Company’s M&A growth and globalization.

Mr. Posner joined Terex in 2004 and has taken on increasing responsibilities in the legal department, most recently as Vice President, Assistant Secretary and Deputy General Counsel. Prior to joining Terex, he was an associate at Weil, Gotshal & Manges LLP. He holds a Juris Doctor degree from the Benjamin N. Cardozo School of Law, Yeshiva University, and a Bachelor’s degree from the University of Pennsylvania.

Mr. Garrison commented, “Eric is an extraordinary lawyer and business executive who has been a key member of the Terex Executive Leadership Team and a trusted, forward-looking advisor throughout his tenure demonstrating outstanding business acumen, judgment and deal-making capabilities. His strategic leadership over his distinguished 22- year career at Terex was immeasurable in building and improving the Company. Eric has demonstrated unwavering support of the Company and an absolute commitment to the highest professional integrity.”

Mr. Garrison added, “On behalf of the Board of Directors and all Terex team members, I want to thank Eric for his extraordinary contributions to Terex over the course of his 22 years with the Company. We wish him the best.”

Mr. Garrison continued, “Scott has been an important team member for Terex overseeing the securities, M&A and corporate governance areas, among others, working with Eric for over 15 years. Eric has been working closely with Scott to develop him to take over as his successor. I look forward to Scott’s continued contributions as an important member of the Terex Executive Leadership Team.”

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
(203) 222-5954
brian.henry@terex.com
https://investors.terex.com

About Terex:
Terex Corporation is a global manufacturer of lifting and materials processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in two business segments: Aerial Work Platforms and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.